Exhibit 4.1

                                  CULP, INC.

                      1997 PERFORMANCE-BASED OPTION PLAN

      1. Purpose of Plan. The 1997 Performance-Based Option Plan (the "Plan") is intended to increase the incentive for participants to contribute to the success of Culp, Inc. and its subsidiaries ("Culp") and to reward them for their contribution to that success.

      2. Shares Subject to Plan. The options granted under this Plan will be options to acquire shares of Culp's common stock $.05 par value. The maximum number of shares that may be issued pursuant to this Plan is 106,000.

      3. Administration of Plan. The Compensation Committee (the "Committee") of Culp's Board of Directors will administer the Plan. Except to the extent permitted under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, during the year prior to commencement of service on the Committee, the Committee members will not have participated in or received securities under, and while serving and for one year after serving on the Committee, such members shall not receive securities under or be eligible for selection as persons to whom shares may be transferred or to whom stock options may be granted under, the Plan or any other discretionary plan of Culp (or an affiliate of Culp) under which participants are entitled to acquire shares, stock options or stock appreciation rights of Culp (or an affiliate of Culp).

      The Committee, in addition to any other powers granted to it hereunder, shall have the powers, subject to the expressed provisions of the Plan:

            (a) in its discretion, to determine the Employees (defined in Section 4(a) hereof) to receive options, the times when options shall be granted, the times when options may be exercised, the number of shares to be subject to each option, and any restrictions on the transfer or ownership of shares purchased pursuant to an option;

            (b) to prescribe, amend and repeal rules and regulations of general application relating to the Plan;

            (c)    to construe and interpret the Plan;

            (d) to require of any person exercising an option granted under the Plan, at the time of such exercise, the execution of any paper or making or any representation or the giving of any commitment that the Committee shall, in its discretion, deem necessary or advisable by reason of the securities laws of the United States or any State, or the execution of any paper or the payment of any sum of money in respect of taxes or the undertaking to pay or have paid any such sum that the Committee shall, in its discretion, deem necessary by reason of the Internal Revenue Code or any rule or regulation thereunder, or by reason of the tax laws of any State;

            (e) to amend stock options previously granted and outstanding, but no amendment to any such agreement shall be made without the consent of the optionee if such amendment would adversely affect the rights of the optionee under his stock option agreement; and no amendment shall be made to any stock option agreement that would cause the inclusion therein of any term or provision inconsistent with the Plan; and

            (f) to make all other determinations necessary or advisable for the administration of the Plan. Determinations of the Committee with respect to the matters referred to in this section shall be conclusive and binding on all persons eligible to participate under the Plan and their legal representatives and beneficiaries. The Committee shall have full authority to act with respect to the participation of any Employee, and nothing in the Plan shall be construed to be in derogation of such authority.

      The Committee may designate selected Committee members or employees of Culp to assist the Committee in the administration of the Plan and may grant authority to such persons to execute documents, including options, on behalf of the Committee, subject in each such case to the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

      Decisions and determinations of the Committee on all matters relating to the Plan shall be in its sole discretion and shall be conclusive. No member of the Committee, nor any person authorized to act on behalf of the Committee, shall be liable for any action taken or decision made in good faith relating to the Plan or any award thereunder.

      1.     Grant of Option to Employees.

            (a) Employees to Whom Options May Be Granted. The Committee may grant an option to any employee of Culp who is a corporate officer or who is determined by the Committee to be a key manager ("Employee"). In determining which Employees will be granted an option, the Committee shall consider the duties of the Employees, their present and potential contributions to the success of Culp, and such other factors as the Committee deems relevant in connection with accomplishing the purposes of the Plan.

            (b) Number of Shares. The Committee may grant to an Employee an option to purchase such number of shares as the Committee may chose.

            (c) Exercise Price. The exercise price with respect to each option granted hereunder will be $1.00 per share.

            (d) Date of Grants: Term of Options. By April 1, 1997, the Committee will grant to Employees hereunder options to purchase 106,000 shares, all of which options will be on the terms specified on Schedule 4(d) attached hereto.

      1. Exercise. An option granted hereunder may be exercised as to part or all of the shares covered thereby. During the participant's lifetime, only the participant or his legal guardian may exercise an option granted to the participant. If a participant dies prior to the expiration date of an option granted to him, without having exercised his option as to all of the shares covered thereby, the option may be exercised by the estate or a person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the Employee.

      2. Payment of Exercise Price. The exercise price will be payable upon exercise of the option to purchase shares. Payment of the exercise price shall be made in cash or, to the extent permitted by the Committee and as set forth in the Memorandum of Option, with shares of Culp common stock, valued at the fair market value on the date of exercise, delivered to or withheld by Culp at the time of exercise.

      3. Transferability. No option granted hereunder may be transferred by the participant except by will or by the laws of descent and distribution, upon the death of the participant.

      4.     Memorandum  of  Option.   The  Committee  will  deliver  to  each
participant to whom an option is granted a Memorandum of Option, stating the terms of the option.

      5. Capital Adjustments. The number of shares of common stock covered by each outstanding option granted under the Plan, and the option price thereof, will be subject to an appropriate and equitable adjustment, as determined by the Committee, to reflect any stock dividend, stock split or share combination, and will be subject to such adjustment as the Committee may deem appropriate to reflect any exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by Culp.

      6. Amendment or Discontinuance. The Plan may be amended, altered or discontinued by the Board of Directors of Culp. No termination or amendment of the Plan shall materially and adversely affect any rights or obligations of the holder of an option theretofore granted under the Plan without his consent.

      7. Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an option to purchase common stock of Culp or any other rights hereunder except as may be expressly granted by the Committee and evidenced by a Memorandum of Option described in Section 8.

      8. Effectiveness of the Plan: Duration. The Plan shall be effective upon the approval of the Plan by the Board of Directors of Culp, but the Plan shall be subject to approval by the vote of the holders of a majority of the shares of stock of Culp entitled to vote. The Committee shall grant options as contemplated in Section 4(d) before submission of the Plan to the shareholders for their approval, but if such approval is not obtained within twelve months of the approval by the Board of Directors, then the Plan shall terminate and any options theretofore granted shall be void. No options may be granted under this Plan except the initial grants as contemplated in
Section 4(d).

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                                   Schedule 4(d)

      1. Vesting /Exercisability. Except as provided below, the options would not become exercisable until January 1 , 2006.

         (a) Earnings. If the Company's reported audited earnings for any fiscal year 1997 through 1999 equal or exceed $1.50 per share, the options would become exercisable five business days after the Company makes a public announcement of such earnings. (The Committee would have the discretion to determine appropriate treatment for extraordinary items, accounting changes or substantial changes (including additional equity offerings) to the Company's capital structure.)

         (b)       Death,   Disability,    Retirement.   If   the   employee's
   employment terminates on account of death, disability or retirement after reaching age 65, his options will become immediately exercisable.

         (c) Limitations on Exercise. Before the holder of an option granted pursuant to this plan may exercise such option, such holder must first provide five (5) business days notice to Culp of the holder's intention to make such exercise, including the number of shares as to which the holder intends to exercise an option and the proposed date of the exercise. Upon receiving such notice, Culp will make a determination of the amount of applicable employee remuneration that would be attributable to the holder upon such exercise under the provisions of
   Section 162(m) of the Internal Revenue Code of 1986, as amended (or any successor provision) ("Section 162(m)"). If the amount of applicable employee remuneration attributable to the holder under Section 162(m) upon the proposed exercise, together with all other applicable employee remuneration attributable to the holder for Culp's tax year in which the exercise is proposed to be made, exceeds the amount of applicable employee remuneration attributable to the holder that would be deductible by Culp under the provisions of Section 162(m), then Culp will notify the holder, on or before the proposed date of exercise specified in the holder's notice, of the maximum number of shares as to which the holder may exercise an option and not exceed the amount of applicable employee remuneration that would be deductible by Culp under Section 162(m), and the holder's exercise shall be limited to an exercise with respect to such maximum number of shares. Further, if after the exercise of options under the plan the maximum amount of deductible applicable employee remuneration (as determined under Section 162(m)) has been received by or attributed to the holder of such options for Culp's current tax year, then any other applicable employee remuneration payable or to be paid during the same tax year by Culp to such holder pursuant to any agreement, plan or arrangement will not be paid to the holder during such tax year, but will be deferred and paid to such holder during the period beginning three months after the beginning of Culp's following tax year and ending four months after the beginning of such tax year. It is the intention of these provisions to limit the amount of shares as to which a holder of options under this plan may exercise options in any tax year to an amount that, when considered together with all other compensation received by the holder from Culp during such year, will not cause any compensation to be paid or attributed to such holder to be nondeductible to Culp pursuant to the provision of
   Section 162(m).

      1. Duration of Options. Once the options become exercisable, they remain exercisable until December 31, 2006; provided, however, that if the holder of options hereunder is prevented from exercising options because of the provisions of paragraph 1(c) above, the period during which such options may be exercised shall be extended by such period of time as is necessary to allow the holder to exercise all such options in compliance with paragraph 1(c), except that in no case will any options remain exercisable after December 31, 2011.

      2. Forfeiture/ Early Termination of Options. If the employee's employment is terminated for cause, the option expires upon termination; otherwise, the option expires three (3) months after termination of employment.